Exhibit 10.29

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 2nd day of February, 2002, by and between Magnetech Industrial Services, Inc. a [corporation] (“Buyer”), and Glenn C. Pollack (“Trustee”) solely in his capacity as Chapter 11 Trustee for and on behalf of Grand Eagle, Inc., a Delaware corporation, Grand Eagle Services, Inc., a Delaware corporation, Grand Eagle Distribution, Inc., a Delaware corporation, Grand Eagle Services North America, Inc., a Georgia corporation, North American Coil Corporation, a Delaware corporation, and Ohio Transformer, Inc., an Ohio corporation, debtors (collectively, the “Sellers”).

RECITALS

A. Sellers are debtors in proceedings for reorganization under chapter 11 of Title l 1 (the “Bankruptcy Code”) of the United States Code currently pending in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division (the “Bankruptcy Court”), in jointly administered cases designated on the docket of the Bankruptcy Court as Case Nos. 01-54821 to 01-54826 (collectively the “Cases”).

B. On December 13, 2001, the United States Trustee for Region IX appointed the Trustee as trustee for the Sellers, to perform the duties of a trustee under Sections 1106 and 1108 of the Bankruptcy Code in the Cases.

C. Sellers’ businesses consist of three business units known and identified as the Motors Division, the Transformer Division and the Breakers Division.

D. The Trustee and Sellers desire to sell, and Buyer desires to purchase, on the terms and conditions herein set forth, substantially all of the assets owned and used by Sellers in the conduct of the business operations of the Motor Division locations, Huntington, WV, Indianapolis, IN, Mobile, AL (the “Business”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transfer of Assets.

1.1. Purchase and Sale of Assets. On the Closing Date (as hereinafter defined), in consideration of the respective covenants, representations and obligations of Sellers and Buyer hereunder, and subject to the conditions hereinafter set forth, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all right, title and interest of Sellers in and to all properties, assets and rights of any kind and nature, whether tangible or intangible, and wherever located and by whomsoever possessed (other than the Excluded Assets as defined below) that are used exclusively in the Business (collectively, the “Acquired Assets”), including, without limitation, all of Sellers’ right, title and interest in and to the following assets of the Business:

1.1.1. Leases and Contracts. Sellers’ right, title and interest: (i) in and to all rights as lessee under certain real property leases (collectively, the “Real Property

Leases”); (ii) in and to all rights as lessee under certain equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements (collectively, the “Other Leases”); and (iii) as a party to certain other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements, including, without limitation, all confidentiality agreements executed by any potential bidder in connection with the proposed sale of the Business by the Trustee (collectively, the “Other Contracts” and together with the Other Leases, the “Other Leases and Contracts”), all solely to the extent Buyer determines to assume, in Buyer’s sole discretion, the Real Property Leases and Other Leases and Contracts (as such, collectively, the “Assumed Executory Contracts”). Buyer shall identify the Assumed Executory Contracts on Exhibit A to be attached to this Agreement and incorporated herein on or before th; Sale Approval Date (as defined in Section 8.3.1.1 below).

1.1.2. Real Property and Improvement. All real property used exclusively in the Business and all improvements, and all appurtenances to such improvements, located on such real property, including on real property occupied by Sellers under the Real Property Leases, including, without limitation, buildings, outside storage areas, driveways, walkways and parking areas (collectively, the “Improvements”).

1.1.3. Personal Property. All equipment and tangible personal property used exclusively in connection with the Business, including, without limitation, all such’ furniture, vehicles, machinery, equipment, tools, dies, spare parts, computers, fixtures, trade fixtures and furnishings (collectively, the “Personal Property”). As used in this Agreement, the .Personal Property shall not include the Inventory, (as defined in Section 1.1.6 below). The Personal Property shall also expressly exclude any equipment or other tangible property held by Sellers pursuant to a lease, rental agreement, contract, license or similar arrangement (a “Contract”) respecting which Buyer does not assume and assign to Buyer the underlying Contract relating to such personal property on the Closing Date.

1.1.4. Property. All intangible personal property used exclusively in connection with the Business, but in all cases only to the extent transferable, together with all books, records and like items pertaining to the Business, including, without limitation, the goodwill of the Business, patents, patent applications, trademarks, trade names, service marks, logos, internet domain names, designs, drawings, formulae and copyrights, all plans and specifications for the Improvements, catalogues, customer lists and other data bases, correspondence with and information related to past, present or prospective customers and suppliers, advertising materials, cost information, pricing information, software programs, and telephone exchange numbers identified exclusively with the Business (collectively, the “Intangible Property”). As used in this Agreement, Intangible Property shall in all events exclude, (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee’s reasonable expectation of privacy and any other materials which are subject to attorney-client or other privilege and (ii) any software or other item of intangible property held by Sellers pursuant to a license or other Contract which is not an Assumed Executory Contract.

1.1.5. Receivables. All trade and other accounts receivable (collectively, the “Receivables”). As used in this Agreement, Receivables shall in all events exclude instruments, receivables, accounts receivable and unbilled costs and fees owing from one or more of the Sellers to another one or more of the Sellers.

1.1.6. Inventory. All supplies, goods, raw materials, work in process, inventory, finished goods inventory and stock in trade (collectively, the “Inventory”).

1.1.7. Permits. Subject to the receipt by Buyer of any necessary governmental consents to their transfer, all licenses, approvals, permits, franchises, certificates, orders, exemptions, registrations, or other authorizations obtained in connection with the Business from governments and governmental, regulatory or administrative agencies or authorities which are by their nature transferable to Buyer (collectively, the “Permits”).

1.1.8. Prepayments. Solely to the extent that they are exclusively attributable to the Business, all deposits, prepayments and prepaid expenses (collectively, the “Prepayments”).

1.1.9. Other Rights. All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Sellers, and pertaining to, or arising out of, the Acquired Assets or the Business or offsetting any Assumed Liabilities (as defined below) including, without limitation, all rights under any contracts or agreements, oral or written, including, without limitation, any rights to indemnification and any rights to enforce covenants restricting the disclosure of confidential information relating to the Business, restricting competition with Sellers as to the Business or restricting the hiring or solicitation of any persons who arc current or former employees of Sellers who worked in connection with the conduct of the Business.

1.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall be limited -to the items identified or described in Section 1.1 above and shall exclude all of the following (collectively, the “Excluded Assets”): (i) those items excluded pursuant to the provisions of Section 1.1 above; (ii) all cash or cash equivalents, including non-marketable securities and short-term investments; (iii) all preference or avoidance claims and actions of Sellers, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code; (iv) Sellers’ rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof; (v) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not an Assumed Executory Contract, or (B) any item of tangible or intangible property which is not an Acquired Asset, including, but not limited to (y) inventory, machinery, equipment and other property owned by Sellers and stored or located in facilities used by the Business, but attributable to business divisions of Sellers other than the Business, and (z) those items listed on Exhibit C attached hereto and incorporated herein; (vi) all claims and causes of action of Sellers not otherwise sold and assigned to Buyer as part of the Acquired Assets under the terms of this Agreement, including all of respective Sellers’ rights in and to that certain litigation currently pending in the Common Pleas Court of Cuyahoga County, Ohio against ABB, Inc., et al., and pending as Case No. 436500 on the docket of such Court; (vii) any Real Property Lease, Other

Lease, or Other Contract to which Sellers are a party which is not an Assumed Executory Contract; (viii) any rights to the name “Grand Eagle”, or any derivatives thereof, the domain name www.grandeagle.com or any goodwill associated with either; (ix) all tax refunds and tax attributes: (x) the corporate charter, seals, minute books, stock transfer records and other documents relating solely to the organization maintenance and existence of any of Sellers as a corporation; (xi) all instruments, reccivables, accounts receivable and unbilled costs and fees or causes of action relating to or pertaining to the foregoing, including, without limitation those that may be owing from one or more of the Sellers to another one or more of the Sellers or (xii) any rights which Sellers may have under policies of insurance (A) which relate or accrue to the Sellers and are not exclusive to the Business (e.g. under insurance policies maintained by the Sellers for the benefit of all Sellers’ business divisions) or (B) with regards to occurrences prior to the Closing Date.

1.3. Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer shall be made by assignments, bills of sale, and other instruments, transfers and conveyances provided for in Section3 below and such other instruments as may be reasonably requested by Buyer to transfer, convey, assign and deliver Acquired Assets to Buyer.

2. Consideration.

2.1. Purchase Price.

(a) The cash consideration to be paid by Buyer to Sellers (for the benefit of Sellers’ prepetition secured lenders (the “Secured Lenders”)) for the Acquired Assets (the “Purchase Price”) shall be $2,170,000.00, subject to adjustment as provided herein.

(b) The Purchase Price shall be paid as follows:

(i) Buyer shall deposit or has previously dep sited into escrow (the “Escrow”) with Benesch, Friedlander, Coplan & Aronoff, LLC (as holder of the Escrow, the “Escrow Holder”), United States funds in the amount of $217,000.00, (the “Deposit”). The Deposit is nonrefundable except in the event of (x) the entry of the Approval Order (as defined in Section 8.3.1.1 below) approving any party other than Buyer as the approved buyer of the Acquired Assets at the hearing on the Sale Motion (as defined in Section 8.3.1.1 below); (y) the failure of a condition to Buyers’ obligations hereunder or (z) the termination of the transaction contemplated by this Agreement by Sellers in accordance with Section 4.3(ii) or 4.3 (iii) below (a “Buyer Default Termination”). At the Closing, the Deposit shall be credited and applied toward payment of the Purchase Price in the manner specified in Section 2.1(b)(ii) below. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination, Escrow Holder shall immediately disburse the Deposit to the Agent to be applied against and on account of the senior secured claim against Sellers held by Sellers’ Secured Lenders. If the transactions contemplated herein terminate by reason of: (A) Sellers’ default, (B) the failure of a condition to Buyer’s obligations, or (C) the consummation of a sale to a third party bidder as described in Section 8.3.1 below, the Escrow Holder shall return to Buyer the Deposit.

(ii) On the Closing Date, Buyer shall pay and deliver, in immediately available United States funds, to each third party that is owed a Cure Payment under Section 2.3 below the amount of such Cure Payment.

(iii) On the Closing Date, Buyer shall pay and deliver, in immediately available United States funds, to Seller (A) the amount of Seventy-Five Percent (75%) of the Purchase Price less all amounts paid to third parties as Cure Payments in accordance with Section 2.1(b)(ii) above and (B) all amounts not otherwise specifically mentioned in this Section 2.1(b) that Buyer may be required to pay pursuant to the terms of this Agreement including, without limitation, Buyer’s pro rata share of the items described in Section 3.5 below.

2.2. LIQUIDATED DAMAGES TO BUYER. BUYER AND SELLERS HEREBY ACKNOWLEDGE THAT, IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED HEREIN FAIL TO CLOSE BY REASON OF SELLERS’ DEFAULT HEREUNDER, IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES BUYER MAY SUFFER OR INCUR IN SUCH EVENT.

ACCORDINGLY, BUYER AND SELLERS HEREBY AGREE THAT CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AT THE EXECUTION OF THIS AGREEMENT, A REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT BUYER WOULD SUFFER IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE BY REASON OF SELLERS’ DEFAULT IS AND SHALL BE AN AMOUNT EQUAL TO BUYER’S ACTUAL OUT-OF-POCKET COSTS AND EXPENSES INCURRED DIRECTLY RELATED TO THIS TRANSACTION UP TO HE CLOSING AS DETERMINED AND APPROVED BY THE BANKRUPTCY COURT. EXCEPT AS OTHERWISE PROVIDED IN CLAUSES (ii) AND (iii) BELOW, SAID AMOUNT SHALL REPRESENT THE FULL, AGREED, AND LIQUIDATED DAMAGES TO WHICH BUYER IS ENTITLED BY REASON OF SELLERS’ DEFAULT AND BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES (WHETHER AT LAW OR IN EQUITY). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT RATHER 1S INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER UPON SELLERS’ DEFAULT. AND BUYER’S ELECTION TO TERMINATE THIS AGREEMENT BY REASON THEREOF, THIS AGREEMENT SHALL TERMINATE AND EXCEPT FOR (i) BUYER’S RIGHT TO COLLECT THE AMOUNT OF SUCH LIQUIDATED DAMAGES, (ii) ANY PROVISIONS AND OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, ANY INDEMNITY .OBLIGATIONS) OF THIS AGREEMENT WHICH BY THEIR TERMS SURVIVE ANY TERMINATION OF THIS AGREEMENT, AND (iii) THE PARTIES’ RESPECTIVE OBLIGATIONS UNDER SECTION 9.2 OF THIS AGREEMENT, THE PARTIES HERETO SHALL BE RELIEVED OF ANY FURTHER LIABILITY OR OBLIGATION UNDER THIS AGREEMENT. EACH PARTY SPECIFICALLY ACKNOWLEDGES AND CONFIRMS THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE AND THAT THEY WERE REPRESENTED BY COUNSEL OF THEIR CHOICE WHO FULLY EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME OF EXECUTION OF THIS AGREEMENT.

2.3. Assumed Liabilities. Buyer shall, effective as of the Closing Date, be assigned Sellers’ right, title and interest under the Assumed Executory Contracts and shall assume all liabilities and obligations accruing under the Assumed Executory Contracts on and after the Closing Date (the “Assumed Liabilities”), provided that Buyer shall pay all cure amounts owing under any of the Assumed Executory Contracts as of the Closing which the Bankruptcy Court may order to be paid as a condition to the Sellers’ assumption and assignment to Buyer of any Assumed Executory Contract (collectively “Cure Payments”) and arising in connection with the use and operation of the Acquired Assets from and after the Closing Date. Other than the liabilities and obligations of Sellers expressly assumed by Buyer hereunder, Buyer is not assuming and shall not be liable for any liabilities or obligations of Sellers or for any other claims, liabilities or obligations in any way related to the conduct of the Business or the ownership, operation or possession of the Acquired Assets prior to the Closing Date.

2.4.3. Resolution of Closing Date Balance Sheet Disputes. If Buyer disputes the amount of the Actual Working Capital Balance as reflected on the Closing Date Balance Sheet prepared by Sellers, then, not later than five (5) calendar after Buyer’s receipt of the Closing Date Balance Sheet, Buyer chall deliver to Sellers a notice setting forth the basis for Buyer’s objections to the Actual Working Capital Balance calculations (the “Notice of Dispute”). Upon receipt of the Notice of Dispute, Sellers shall promptly consult with Buyer with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Sellers within ten (10) days after Buyer delivers the Notice of Dispute, Buyer and Sellers shall refer the dispute to the Bankruptcy Court to finally and conclusively determine, as soon as practicable, all points of disagreement with respect to the disputed Actual Working Capital Balance calculations. If Buyer does not deliver to Sellers a Notice of Dispute within five (5) calendar days after its receipt of the Closing Date Balance Sheet, then the Actual Working Capital Balance as reflected on the Closing Date Balance Sheet prepared by Sellers shall become final and conclusive.

3. Closing Transactions.

3.1. Closing. The Closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Beneseh, Friedlander, Coplan & Aronoff LLP, 2300 BP Tower, 200 Public Square, Cleveland, Ohio 44114.

3.2. Closing Date. The Closing shall be held one (1) business day after entry of the Sale Orders (as defined in Section 8.3.1.1, below) or such other date as may be mutually agreed upon by Buyer and Sellers in writing (the “Closing Date”). Until this Agreement is either terminated in accordance with Section 4.3 below or the Closing has occurred, the parties shall diligently continue to work to satisfy all conditions to Closing and the transaction contemplated herein shall close as soon as such conditions are satisfied or waived.

3.3. Sellers’ Deliveries to Buyer at Closing. On the Closing Date, Sellers shall make the following deliveries to Buyer:

3.3.1. A counterpart assignment and assumption of leases and contracts substantially in the form and content attached as Exhibit “D” hereto, duly executed by the Trustee on behalf of Sellers, pursuant to which Sellers assign all their right, title and interest in the Assumed Executory Contracts (the “Assignment of Leases and Contracts”).

3.3.2. A bill of sale, duly executed by the Trustee on behalf of Sellers, in. the form and on the terms of the bill of sale attached hereto as Exhibit “E”, pursuant to which Sellers transfer all their right, title and interest in the Personal Property, and the Inventory and the Receivables to Buyer (the “Bill of Sale”).

3.3.3. A counterpart assignment of intangible property, duly executed by the Trustee on behalf of Sellers, in the form and content of the assignment of intangible property attached as Exhibit “F”, hereto, pursuant to which Sellers assign to Buyer all their right, title and interest, if any, in and to the Intangible Property to Buyer (the “Assignment of Intangible Property”).

3.3.4. A counterpart noncompetition agreement, duly executed by the Trustee on behalf of Sellers in the form and content attached hereto as Exhibit “G” (the “Noncompetition Agreement”).

3.3.5. Any such other documents, funds or other things reasonably contemplated by this Agreement to be delivered by Sellers to Buyer at the Closing.

3.4. Buyer’s Deliveries to Sellers at Closing. On the Closing Date, Buyer shall make or cause to be made the following deliveries to Sellers:

3.4.1. Evidence of payment to third parties of any Cure Payments required under Section 2.3 to be paid at the Closing.

3.4.2. Evidence of payment of that portion of the Purchase Price to be delivered by Buyer directly to the Escrow Holder at the Closing under Section 2.1 (b)(iv).

3.4.3. That portion of the Purchase Price to be delivered by Buyer directly to Sellers at the Closing under Section 2. 1 (b)(iii).

3.4.4. A counterpart of the Assignment of Leases and Contracts, duly executed by Buyer.

3.4.5. A counterpart of the Assignment of Intangible Property, duly executed by Buyer.

3.4.6. A counterpart of the Noncompetition Agreement duly executed by Buyer.

3.4.7. Any such other documents, funds or other things reasonably contemplated by this Agreement to be delivered by Buyer to Sellers and/or the Escrow Holder at the Closing.

3.5. Prorations. Any prepaid rent and other prepaid amounts due from and paid by Sellers under any of the Assumed Executory Contracts shall be prorated between Sellers and Buyer as of the Closing Date on the basis of a thirty day month with Sellers responsible for any amounts allocable prior to the Closing Date. Any deposits related to the Assumed Executory Contracts shall be paid to Sellers by Buyer on the Closing Date. All liabilities and obligations other than the Assumed Liabilities shall remain with the Sellers, and all Assumed Liabilities shall be paid in full or otherwise satisfied by Buyer,

3.6. Sales, Use and Other Taxes. Any sales, purchases, transfer, stamp, documentary stamp, use or similar taxes under the laws of the states in which any portion of the Acquired Assets is located, or any subdivision of any such state, which may be payable by reason of the sale of the Acquired Assets under this Agreement or the transactions contemplated herein shall be borne and timely paid by Buyer.

3.7. Possession. Right to possession of the Acquired Assets shall transfer to Buyer as of 5:00 p.m. E.S.T. on the Closing Date. At the Closing, Sellers shall transfer and deliver to Buyer on the Closing Date such keys, locks and safe combinations and other similar items as Buyer may reasonably require to obtain occupation and control of the Acquired Assets, and shall also make available to Buyer at their then existing locations the originals of all documents in Sellers’ possession that are required to be transferred to Buyer by this Agreement.

4. Conditions Precedent to Closing.

4.1. Conditions to Sellers’ Obligations. The Trustee’s and/or Sellers’ obligation to make the deliveries required of Sellers at the Closing Date and to consummate the transaction contemplated hereby shall be subject to the satisfaction or waiver by the Trustee of each of the following conditions on and as of the Closing:

4.1.1. All of the representations and warranties of Buyer contained herein shall continue to be true and correct in all material respects as if made as of the Closing Date.

4.1.2. Buyer shall have made all required deliveries pursuant to Section 3.4 of this Agreement.

4.1.3. Buyer shall have delivered to Sellers appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and. (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transaction contemplated by this Agreement.

4.1.4. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

4.1.5. The Bankruptcy Court shall have entered the Sale Orders in accordance with Section 8.3.1 below and the Sale Orders shall not have been stayed as of the Closing Date.

4.2. Conditions to Buyer’s Obligations. Buyer’s obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions on and as of the Closing:

4.2.1. Sellers, and or the Trustee, on behalf of Sellers, shall have performed each and every covenant on Sellers’ part to be performed on or before the Closing.

4.2.2. All representations and warranties of Sellers contained herein shall continue to be true and correct at the Closing in all material respects as if made as of the Closing Date.

4.2.3. The Trustee on behalf of Sellers shall have made all required deliveries pursuant to Section 3.3 of this Agreement.

4.2.4. No action, suit or other proceedings shall be pending before any court; tribunal or governmental authority seeking or* threatening to restrain or prohibit the consummation of the transactions contemplated by. this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

4.2.5. The Bankruptcy Court shall have entered the Sale Orders in accordance with Section 8.3.1 below and the Sale Orders shall not have been stayed as of the Closing Date.

4.3. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (i) by mutual written consent of Sellers and Buyer, (ii) by either Sellers or Buyer if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived, (iii) by Sellers if any of the conditions set forth in Section 4.1 shall not have been satisfied or waived by Sellers, (iv) by Buyer if any of the conditions set forth in Sections 4.2 shall not have been satisfied or waived by Buyer, or (v) by Sellers or Buyer if the Closing does not occur on or prior to March 15, 2002; provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) above is not in breach in any material respects of any of its representations, warranties, covenants or agreements contained in this Agreement.

5. Sellers’ Representations and Warranties. Sellers, jointly and severally, hereby make the following representations and warranties to Buyer:

5.1. Validity of Agreement. Upon entry of the Sale Orders by the Bankruptcy Court, this Agreement shall constitute the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

5.2. Power and Authority. Upon entry of the Sale Orders by the Bankruptcy Court, the Trustee, on behalf of Sellers, and Sellers (as the case may be), shall have all requisite power and authority to execute, deliver and perform this Agreement and each of the transaction documents contemplated hereby (the “Transaction Documents”) to which the Sellers are a party.

5.3. Conduct of Business. Since commencement of the Cases, the Business has been operated in the ordinary course of business, consistent with past practices, taking into account the fact of and limitations resulting from Sellers’ bankruptcy filings and the Cases.

5.4. Title to the Acquired Assets; Adequacy and Sufficiency of Acquired Assets. Subject to the entry and upon the terms of the Sale Orders by the Bankruptcy Court, Sellers on the Closing Date will have the power and the right to sell, assign, transfer, convey and deliver to Buyer, and will transfer and convey to Buyer at the Closing, and Buyer will acquire at . the Closing, all of Sellers’ rights, title and interests in and to the Acquired Assets free and clear of any lease, lien, security interest, claim, char e,yr mbrance whatsoever. To the Sellers’ knowledge the Acquired Assets are essentially all of the assets and properties used in connection with the conduct of the Business.

5.5. Receivables. Schedule 5.5 is a receivables aging for the Receivables of the Business prepared by Sellers as of Closing Date, 2002 (excluding receivables owing by one or more Sellers to other one or more Sellers).

6. Buyer’s Warranties and Representations. In addition to the representations and warranties contained elsewhere in this Agreement, Buyer hereby makes the following representations and warranties to Sellers:

6.1. Power and Authority; Validity of Agreement.

6.1.1. Buyer has all requisite power and authority to enter -into this Agreement and each of the Transaction Documents to which Buyer is a party;

6.1.2. All necessary action on the part of Buyer has been taken to authorize the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; or

6.1.3. This Agreement and each of the Transaction Documents to which Buyer is a party constitute constitute valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by the Cases or otherwise by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecttag creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.)

6.2. No violation. Neither the execution and delivery of this Agreement nor any of the Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by Buyer with any of the provisions hereof or thcrcof will:

6.2.1. Violate or conflict with any provision of the governing documents of Buyer, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer; or

6.2.2. Violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed or trust, license, lease, agreement or other instrument or obligation of which Buyer is a party or by which Buyer or any of its assets are bound.

6.3. Organization, Standing and Power. Buyer is a Corporation, duly organized and in good standing under the laws of the State of Indiana. Buyer has all requisite power and authority to own, lease and operate its properties, to carry on its business -as.now being conducted and to execute, deliver and perform this Agreement and all transaction documents to which Buyer is a party.

7. Acknowledgement; Indemnity and Release.

7.1. “AS IS” Transaction. Buyer hereby acknowledges and agrees that, except as specifically stated in Section 5 of this Agreement, the Trustee and Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal property comprising a part of the Acquired Assets or which is the subject of any Assumed Executory Contract, the real property which is the subject of any Real Property Leases or Improvements, the zoning of any such Improvements, the value of the Acquired Assets (or any portion thereof), the transferability of Acquired Assets, the terms, amount, validity, collectibility or enforceability of any Assumed Liabilities or Assumed Executory Contract, the title of the Acquired Assets (or any portion thereof), the merchantability or fitness of the Personal Property or any other portion of the Acquired Assets for any particular purpose, or any other matter or thing relating to the Acquired Assets (or any portion thereof). WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of all portions of the Acquired Assets and all such other matters relating to or affecting the Acquired Assets as Buyer deemed necessary or appropriate, and that, in proceeding with its acquisition of the Acquired Assets, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, Buyer will accept the Acquired Assets at the Closing “AS IS,”“WHERE IS,” and “WITH ALL FAULTS.”

7.2. Sellers’ Indemnification. Effective as of the Closing Date, Sellers agree to jointly and severally indemnify, defend (with counsel reasonably satisfactory to Buyer), protect, save and hold harmless Buyer and its affiliates, shareholders, agents and other representatives from and against any and all claims, damages, expenses and liabilities not otherwise assumed hereunder (including reasonable attorneys’ fees) (“Losses”) arising from breach of Sellers’ representations, warranties and covenants under this Agreement. The indemnification obligation of Sellers hereunder shall survive the Closing and apply to claims for indemnification asserted by Buyer in writing within the twelve (12) month period ending on the first anniversary of the Closing Date.

7.3. Buyer’s Indemnification. Effective as of the Closing Date, Buyer agrees to indemnify, defend (with counsel reasonably satisfactory to Sellers and the Trustee), protect, save and hold harmless Sellers and the Trustee and their respective affiliates, officers, directors, shareholders, employees, agents and other representatives from and against any and all claims, damages, expenses and liabilities not otherwise assumed hereunder (including reasonable attorneys’ fees) (“Losses”) arising from breach of Buyer’s representations, warranties and covenants under this Agreement or otherwise relating to the conduct of the Business by Buyer on or after the Closing Date. The indemnification obligation of Buyer hereunder shall survive the Closing and apply to claims for indemnification asserted by the Sellers or the Trustee in writing within the twelve (12) month period ending on the first anniversary of the Closing Date.

8. Conduct and Transaction Prior to Closing.

8.1. Access to Records and Properties of Sellers. Subject to any confidentiality agreements heretofore entered into between Buyer and Sellers, from and after the date of this Agreement until the Closing Date, Sellers shall afford to Buyer’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access for examination at all reasonable times to the Sellers’ assets, property, employees, customers, landlords, vendors and all records or other information pertaining to the Acquired Assets or the Business. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer’s obligations to proceed with the transactions contemplated herein.

8.2. Operation of Sellers’ Business Pending Closing. Unless Buyer otherwise consents in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned, during the period prior to the Closing Date, Sellers shall operate the Business as currently operated and, consistent with such operation, shall use commercially reasonable efforts to preserve intact its current business organization and its current relationships with employees and persons having dealings with it. Without limiting the generality of the immediately preceding sentence, during the period from the date of this Agreement to the

Closing Date, without Buyer’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned, Sellers shall:

8.2.1. Not offer or enter into any contract or arrangement whether for purchase, lease, sale or otherwise which provides for aggregate payments or receipts in excess of $50,000.00;

8.2.2. Not agree to sell, lease or dispose of or sell, base or dispose of or agree to purchase any real property or machinery or equipment, other than in the ordinary course of business;

8.2.3. Not enter into or amend or agree to amend any lease involving real estate or equipment;

8.2.4. Use its reasonable best efforts, taking into account its bankruptcy filing and limitations resulting therefrom, to maintain and keep all machinery, tools, equipment, fixtures and other properties in good condition, repair and working order; or

8.2.5. Promptly upon the occurrence of, or promptly upon Sellers becoming aware of the threatened occurrence of, any event which constitutes or would cause or constitute a material breach, or would have caused or constituted a material breach had such event occurred prior to the date hereof, of any of the representations and warranties of the Sellers contained herein or which prevents or would prevent the satisfaction of any of the conditions contained in Article V hereof, give written notice thereof to the Buyer.

8.3. Bankruptcy Court Approvals.

8.3.1. Bankruptcy Court Approval of Sale Procedures.

8.3.1.1. Sale Orders. Sellers have filed a motion (the “Sale Motion”) for entry by the Bankruptcy Court of the following orders, which arc hereinafter collectively referred to as the “Sale Orders”:

(A) an order (the “Approval Order”) which (i) approves the sale to that party that submits, in accordance with the Bidding Procedures (defined below) a bid (as determined by the Trustee) in accordance with the Bidding Procedures or after competitive bidding at the Auction Sale (as that term is defined in the Bidding Procedures) strictly’ on the terms and conditions set forth in this Agreement, and that authorizes Sellers to proceed with this transaction, (ii) includes a specific finding that Buyer (or the successful competitive bidder) is a good faith buyer of the Acquired Assets, and (iii) states that the sale of the Acquired Assets to Buyer (or the successful competitive bidder) shall be free and clear of all liens, claims, interest and encumbrances whatsoever.

(B) an order (the “Contracts Assumption Order”) which approves Sellers’ right to assume and thereby assign to Buyer (or the successful competitive bidder) the Assumed Executory Contracts (collectively, the “Section 365 Contracts”) pursuant to Section 365 of the Bankruptcy Code and orders the payment of any Cure Payments payable to the other parties to the Section 365 Contracts as a condition to such assumption and assignment.

The Trustee, on behalf of Sellers, and Sellers shall use reasonable efforts to obtain the Sale Orders. Both Buyer’s and Sellers’ obligations to consummate the transactions contemplated in this Agreement shall be conditioned upon the Bankruptcy Court’s entry of the Sale Orders. If (i) the Bankruptcy Court refuses to issue the Sale Orders, (ii) a third party competitive bidder to purchase the Acquired Assets is approved by the Bankruptcy Court at the hearing on the Sale Motion and closes its purchase of the Acquired Assets, or (iii) the Sale Orders are for any other reason not entered on or before March 15, 2002, then in any such event, this transaction shall automatically terminate and Sellers and Buyer shall be relieved of any further liability or obligation hereunder, Upon timely entry of the Sale Orders (such entry date being referred to herein as the “Sale Approval Date”), the condition set forth in this Section 8.3.1.1 shall conclusively be deemed satisfied.

8.3.1.2. Bidding Procedures Order. As part of the Sale Motion, Sellers have obtained an order (the “Bidding Procedures Order”) attached hereto and incorporated herein as Exhibit H which approves the bidding procedures (the “Bidding Procedures”) set forth therein.

8.4. Employees. Sellers acknowledge and agree that Buyer shall have no obligation to employ any of its employees employed in the conduct of the Business, but any such employees remaining employed by Sellers on the Closing Date shall be available for hire by Buyer, as determined by it in its sole discretion.

9. Miscellaneous.

9.1. Damage and Destruction; Condemnation. Sellers shall notify Buyer immediately of the occurrence of any damage to or destruction of any of the Acquired Assets which occurs prior to the Closing Date, or the institution or maintenance of any condemnation or similar proceedings with respect to any leased property used by Sellers in connection with the operation of the Business. In the event of any damage to or destruction of a material portion of the Acquired Assets which is not fully covered by insurance, or in the event any such condemnation or other proceedings are instituted or maintained, Buyer, at its option, may either (i) terminate this Agreement, or (ii) consummate the purchase provided for by this Agreement. In all other events or in the event that Buyer alects to consummate the purchase pursuant to (ii) above, all insurance or condemnation proceeds, including business interruption and rental loss proceeds, collected by Sellers prior to the Closing Date, together with an amount equal to all deductible amounts under the insurance policies covering such damage or destruction and amounts not covered by insurance (which amounts shall be agreed upon in good faith by Sellers and Buyer and approved by the Bankruptcy Court), shall be credited against the Purchase Price on Buyer’s account.

9.2. Reasonable Access to Records and Certain Personnel. So long as the Cases are pending, (i) Buyer shall permit the Trustee’s counsel and other professionals employed in the Cases reasonable access to the financial and other books and records relating to the Acquired Assets or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Cases (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at Sellers’ expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer’s copying and delivering to the Trustee or his professionals such documents or records as they may request, but only to the extent the Trustee or his professionals furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse the Buyer for the reasonable costs and expenses thereof), and (ii) Buyer shall provide Trustee or his professionals (at no cost to Sellers) with reasonable access to the officers and managers of Buyer during regular business hours to assist the Trustee in the continuing administration of the Cases, provided that such access does not unreasonably interfere with Buyer’s business operations.

9.3. Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other party may be effected by personal delivery in writing, or by FedEx or similar overnight priority courier delivery service, with instruction for signature receipt thereof, and shall be deemed communicated when received to the following:

To Sellers:	Glenn C. Pollack, Trustee
c/o Candlewood Partners, Inc.
36 South Franklin Street
Chagrin Falls, Ohio 44022
Fax: (440) 247-3060

With a copy to:	Bencsch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention: William E. Schonberg, Esq.
Fax: (216) 363-4588

To Buyer:	John A. Martell
Magnetech Industrial Services, Inc.
1125 S. Walnut Street
South Bend, IN 46619

With a copy to:	Richard Mintz, Esq.
Barnes & Thornburg
100 N. Michigan Street
South Bend, IN 46601

9.4. Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Acquired Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

9.5. Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

9.6. Closing Date. All actions to be taken on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

9.7. Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Sellers cannot sell substantially all of the Acquired Assets, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

9.8. Captions. All. captions aril headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

9.9. Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents. and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intention of the parties with respect thereto.

9.10. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.11. Brokerage Obligations. Except for Sellers’ obligations to Brown, Gibbons, Lang & Company Securities, Inc., Sellers and Buyer each represent and warrant to the other that, such party has incurred no liability to any broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. It is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Buyer or Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

9.12. Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

9.13. Survival. The respective representations, warranties, covenants and agreements of Sellers and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by the Closing.

9.14. Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

9.15. Binding Effect. Subject to the provisions of Section 9.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

9.16. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision which would cause the laws of any jurisdiction other than those of the State of Ohio.

9.17. Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

9.18. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that. this Agreement shall not be, deemed, for the purpose of construction and interpretation, drafted by either party hereto.

9.19. Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

9.20. Time is of the Essence. Time is of the essence in this Agreement, and all of the terms. covenants and conditions hereof.

9.21. Bankruptcy Court Jurisdiction. BUYER, THE TRUSTEE AND SELLERS AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT THERETO; ANA/OR (ii) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

9.22. Sellers’ Removal of Excluded Assets. To the extent that any Excluded Assets are located as of the Closing at or about any site acquired by Buyer from Sellers, Sellers shall, at the written request of Buyer, at Sellers’ sole cost and expense, cause any such Excluded Assets to be removed therefrom as soon as commercially practicable. Unless earlier requested by Buyer, Sellers shall (i) at Sellers’ sole cost and expense, have the right to cause the same to be removed therefrom on or before the date which is six (6) months following the Closing Date, and (ii) shall have the right of access to such sitc(s) at all reasonable times during such six (6) month period for the purpose of effecting such removal. At the expiration of such six (6) month period, Buyer shall have the right after seven (7) days prior written notice to Sellers, at its sole option, to claim ownership of such Excluded Assets or to dispose of them at Sellers’ cost and expense.

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IN WITNESS WHEREOF Buyer and Sellers have executed this Asset Purchase Agreement as of the day and year first above written.

Magnetech Industrial Services, Inc.
(Buyer)

By:	/s/ John A. Martell
Name: John A. Martell
Its: CEO

GRAND EAGLE, INC., ET AL., DEBTORS

By:	/s/ Glenn C. Pollack
Name: Glenn C. Pollack
Title: Chapter 11 Trustee